Exhibit 10.38

EXECUTION COPY

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of the 15th day of June, 2004, by and between Archipelago Holdings, L.L.C., a Delaware limited liability company, and its successors (the “Company”), and Joseph Lombard (“Executive”).

W I T N E S S E T H

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its members; and

WHEREAS, the Company recognizes that the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its members; and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its members to secure Executive’s continued services and to ensure Executive’s continued dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)                                  “Board” means the Board of Managers of the Company (or the Board of Directors of the Company in the event the Company becomes, or any successor to the Company is or becomes, a corporation).

(b)                                 “Bonus Amount” means the Executive’s actual annual incentive bonus paid or payable by the Company (or its Subsidiaries) for the year immediately prior to the year in which the Change in Control occurs.

(c)                                  “Cause” means (i) the willful failure by the Executive to substantially perform the Executive’s responsibilities, after demand for substantial performance has been given by the Board that specifically identifies how the Executive has not performed such responsibilities; (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; (iii) the conviction of a felony or a guilty or nolo contendere plea by the Executive with respect thereto; (iv) the willful engaging by the Executive in fraud in connection with the business of the Company or misappropriation of the Company’s funds or property; or (v) the willful engaging by the Executive in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  For purpose of this paragraph (c), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(d)                                 “Change in Control” means the occurrence of any one of the following events:

(i)                                     individuals who, on the day after the consummation of the initial public offering of the Company’s shares of stock (the “IPO Date”), constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a manager or director of the Board subsequent to the IPO Date (A) whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for manager or director, without written objection to such nomination) shall be an Incumbent Director or (B) who was appointed, designated or elected pursuant to the terms of the Ninth Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended or supplemented from time to time (the “LLC Agreement”) shall be an Incumbent Director; provided, however, that with respect to clause (A) no individual initially elected or nominated as a manager or director of the Board as a result of an actual or threatened election contest with respect to managers or directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; and, provided, further that if the IPO Date has not occurred by December 31, 2004, then for purposes of this Section 1(d), the “IPO Date” shall mean the date hereof;

(ii)                                  any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of managers or directors of, or possessing the right to appoint or designate 40% or more of the managers or directors to, the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive); and, provided, further, that a person shall not be deemed a beneficial owner of 40% of such combined voting power solely by reason of the ability, together with other members of the Company,  to appoint, designate or elect managers to the Board pursuant to the terms of the LLC Agreement;

(iii)                               the consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company’s assets or similar form of transaction (including a transaction whereby another business is acquired by the Company by way of a contribution to the Company) involving the Company or any of its Subsidiaries that requires the approval of the Company’s members or stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) at least 55% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect managers or directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect persons to the board of managers or board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of managers or board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business

Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)                              the sale by the Company of 80% or more of membership interests in Wave Securities, L.L.C. or the sale by Wave Securities, L.L.C. of 80% or more of its assets, in either case, to an independent third party which is unrelated to the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 40% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; (provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur).

(e)                                  “Date of Termination” means (i) subject to Section 9(b), the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 10 or (ii) if Executive’s employment by the Company (or its Subsidiaries) terminates by reason of death, the date of death of Executive.

(f)                                    “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company (or its Subsidiaries) on a full-time basis for at least one hundred eighty (180) days in any consecutive twelve (12) month period as a result of Executive’s incapacity due to physical or mental illness.

(g)                                 “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)                                     any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties, responsibilities or status with the Company (or its Subsidiaries) immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or a material and adverse change in Executive’s titles with the Company (or its Subsidiaries) as in effect immediately prior to such Change in Control; provided, that, no change in duties, responsibilities or title shall constitute a Good Reason event until nine (9) months after a Change in Control (unless such period is shortened by the person who is the CEO of the Company immediately prior to the Change in Control);

(ii)                                  a reduction by the Company (or its Subsidiaries) in Executive’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect on the date hereof, or, if greater, immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(iii)                               any requirement of the Company (or its Subsidiaries) that Executive (A) be based anywhere more than fifty (50) miles from the office where Executive is located as of April 1, 2004 or (B) travel on Company (or its Subsidiaries) business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control; provided, that, no increase in travel shall constitute a Good Reason event until nine (9) months after a Change in Control (unless such period is shortened by the person who is the CEO of the Company immediately prior to the Change in Control); or

(iv)                              the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 9(b).

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason.  Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(h)                                 “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason.  Termination of Executive’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

(i)                                     “Retirement” means Executive’s mandatory retirement (not including any mandatory early retirement) in accordance with the Company’s (or its Subsidiary’s) retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent.

(j)                                     “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets or liquidation or dissolution.

(k)                                  “Termination Period” means the period of time beginning with a Change in Control and ending one (1) year following such Change in Control.  Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control.  For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive’s Date of Termination under Section 1(e).

2.                                       Obligation of Executive.  In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

3.                                       Term of Agreement.  This Agreement shall be effective on the date hereof and shall continue in effect until the third anniversary of the date hereof.  Commencing on the first anniversary of the date hereof and each anniversary thereafter, this Agreement shall be automatically extended for additional one year terms unless the Company gives the Executive written notice of its intention to terminate further automatic extensions and permit this Agreement to expire at the end of the then current term; provided, however, that, this Agreement shall in any event continue in effect for a period of one (1) year after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement.  Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change in Control, except as provided in Section 1(k).

4.                                       Payments Upon Termination of Employment.

(a)                                  Qualifying Termination.  If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide the following compensation and benefits to Executive:

(i)                                     Within ten (10) days following the Date of Termination, the Company shall pay a lump-sum cash amount equal to the sum of (A) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive’s annual bonus for the fiscal year in which Executive’s Date of Termination occurs in an amount at least equal to (1) Executive’s Bonus Amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (3) any amounts paid from the Company’s annual incentive plan for the fiscal year in which Executive’s Date of Termination occurs and (C) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid;

(ii)                                  Within ten (10) days following the Date of Termination, the Company shall pay a lump-sum cash amount equal to (A) two (2) times Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination, plus (B) two (2) times Executive’s Bonus Amount (provided that the total amount payable under this Section 4(a)(ii) shall not be less than $1,200,000);

(iii)                               For a period of twenty-four (24) months following Executive’s Date of Termination, the Company shall provide Executive (and Executive’s dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.  Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder;

(iv)                              Any Company share options or share (or other equity-based) awards previously granted to Executive, whether vested or not, as of the Date of Termination shall be fully vested as of the Date of Termination, and, notwithstanding any provision to the contrary in Executive’s share option award agreement, all unexercised Company share options as of the Date of Termination shall be exercisable until the one (1) year anniversary of the Date of Termination and one half of any unexercised Company share options as of the Date of Termination (without regard to any share options exercised prior to the one (1) year anniversary of the Date of Termination) shall be exercisable between the one (1) year and two (2) year anniversary of the Date of Termination, and the “Right of Recapture” provision in the Executive’s share option award agreement shall no longer be applicable;

(v)                                 To the maximum extent permitted under applicable law, all contributions made by the Company, for the account of Executive, to any and all tax qualified pension plans of the Company (including but not limited to the Section 401(k) plan of the Company) shall immediately vest in full on the Date of Termination.  If such accelerated vesting is not permitted under applicable law, the Company shall, within ten (10) days following the Date of Termination, pay to the Executive an additional lump-sum cash amount equal to the sum of the then unvested portions of all such Company contributions; plus

(vi)                              Outplacement services with a cost of up to $20,000 for a period of up to twelve (12) months shall be made available at the expense of the Company through and at the facilities of a reputable and experienced outplacement services provider selected by the Company with the approval of the Executive, which approval shall not be withheld unreasonably.

(b)                                 Non-Qualifying Termination.  If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of (i) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (ii) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.  The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.

(c)                                  Condition.  The Company shall not be required to make the payments and provide the benefits specified in Section 4(a) unless Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all claims and liabilities Executive may have (other than for the payments, benefits and enforcement of rights provided under this Agreement).

5.                                       Section 280G.

(a)                                  Gross-Up.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company (or any of its affiliates) or any entity which effectuates a Change in Control (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 Determination.  All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below) and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within ten (10) days of the later of (i) the due date for the payment of any Excise Tax and (ii) the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.  In the event the amount of Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive to or for the benefit of the Company.  The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c)                                  Option Redetermination.  In the event that the Company determines that the value of any accelerated vesting of share options held by the Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), the Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refundable Excise Tax to the Company.

6.                                       Withholding Taxes.  The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

7.                                       Reimbursement of Expenses.  If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof and a final and non-appealable order is entered which finds in part or in full for Executive, the Company shall reimburse Executive for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute, together with interest in an amount equal to the applicable federal rate.

8.                                       Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and, except as provided in Section 1(k), if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement; provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

9.                                       Successors; Binding Agreement.

(a)                                  This Agreement shall not be terminated by any Business Combination.  In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation (and the Parent Corporation, if any), and such Surviving Corporation (and the Parent Corporation, if any) shall be treated as the Company hereunder.

(b)                                 The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder.  Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated following a Change in Control by reason of a Qualifying Termination.  For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

(c)                                  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

10.                                 Notice.  (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by reputable commercial delivery service or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

100 South Wacker Drive

Chicago, Illinois 60606

Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)                                 Subject to Section 9(b), a written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice).  The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

11.                                 Full Settlement; Resolution of Disputes.  (a)  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company (or its Subsidiaries), and any severance plan of the Company (or its subsidiaries).  The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment.

(b)                                 Except to the extent required by applicable rules and regulations of any self-regulatory organization of which the Company or Archipelago, L.L.C., an affiliate of the Company, is a member, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement will be finally settled by arbitration in Chicago, Illinois administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect.  However, the AAA’s Commercial Arbitration Rules will be modified in the following ways:  (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award) and (iii) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs.

12.                                 Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

13.                                 Survival.  The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 9(c) and 11 shall survive the termination of this Agreement.

14.                                 GOVERNING LAW; VALIDITY.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO

THE PRINCIPLE OF CONFLICTS OF LAWS.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

15.                                 Covenants Not to Solicit Company Clients and Employees; Confidential Information.

(a)                                  Non-Solicit.  During the term of this Agreement, and for a one year period after the Date of Termination by the Company or the Executive for any reason, the Executive shall not, in any manner, directly or indirectly, (i) solicit any client or prospective client of the Company or its affiliates to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s employment with the Company or its affiliates to transact business with a competing business or reduce or refrain from doing any business with the Company or its affiliates, (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and any such client or prospective client, or (iii) solicit or hire any person who at such time is, or who within the past six months was, an employee of the Company or its affiliates to apply for or accept employment with any competing business.  The term “solicit” as used in this Agreement means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

(b)                                 Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

(c)                                  Survival.  Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 15.

(d)                                 Blue Pencil.  The terms and provisions of this Section 15 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 15 are reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 15 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(e)                                  Consideration.  The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 4, 5 or 7 would not have been promised in the absence of the Executive’s promises under this Section 15.

16.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

17.                                 Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

ARCHIPELAGO HOLDINGS, L.L.C.

/s/GERALD D. PUTNAM
Name: Gerald D. Putnam
Title: Chief Executive Officer

EXECUTIVE

/s/JOSEPH LOMBARD
Joseph Lombard